Exhibit 99.1
[DELL LETTERHEAD]
August 8, 2008
Dear Current or Former Retirement Plan Participant:
          This letter and the accompanying document called a Form S-1 Prospectus contain important information.
          Dell Inc. is sending you these materials because you are a current or former participant in the Group Retirement Savings Plan for the Employees of Dell Canada Inc. and the Deferred Profit Sharing Plan for Canadian Employees of Dell Canada Inc. (the “Plans”) and acquired shares of our common stock, par value $0.01 per share, as part of units in the Plan’s Dell Stock Fund (the “Units”) during the period from March 31, 2006 through April 3, 2007 (the “Purchase Period”). We are offering to buy back Units at the original purchase price plus interest, or reimburse you for losses you may have incurred if you have sold Units. This offer is called a “Rescission Offer.” We are making the Rescission Offer because we discovered that the shares included in the Units sold were not registered with the Securities and Exchange Commission (SEC) for sale to participants in the Plans.
          All transactions relating to your Plan account will be suspended temporarily on September 26, 2008, regardless of whether you accept the Rescission Offer and whether we repurchase your Units. At present, we do not expect this suspension to last for more than 3 business days. See “Notice of Blackout Period” in the attached Prospectus for more information.
          To help you further understand this offer, please review the Prospectus contained in this package. A Rescission Offer Acceptance Form accompanies the enclosed Prospectus. We urge you to review the Prospectus carefully before deciding whether or not to execute and return the Rescission Offer Acceptance Form.
          The Rescission Offer deadline is September 26, 2008. If you want to accept the Rescission Offer, your acceptance form must be received at the address indicated on your acceptance form on or before this deadline.
          We encourage you to read the entire Prospectus for complete information. If you have questions after reading this material, please call the Dell Inc. Rescission Offer Call Center by dialing your country’s international long distance access code followed by 877-888-4601, Monday through Friday between the hours of 8:00 a.m. and 8:00 p.m., U.S. Central Time.
Regards,
Dell Inc.

Dear Retirement Plan Participant:
This e-mail and the linked document posted on the intranet called a Form S-1 Prospectus (“Prospectus”) contain important information.
Dell Inc. is sending you these materials because you are a current participant in the Group Retirement Savings Plan for the Employees of Dell Canada Inc. and the Deferred Profit Sharing Plan for Canadian Employees of Dell Canada Inc. (the “Plans”) and acquired shares of our common stock, par value $0.01 per share, as part of units in the Plan’s Dell Stock Fund (the “Units”) during the period from March 31, 2006 through April 3, 2007 (the “Purchase Period”). We are offering to buy back Units at the original purchase price plus interest, or reimburse you for losses you may have incurred if you have sold Units. This offer is called a “Rescission Offer.” We are making the Rescission Offer because we discovered that shares included in the Units sold were not registered with the Securities and Exchange Commission for sale to participants in the Plans.
All transactions relating to your Plan account will be suspended temporarily on September 26, 2008, regardless of whether you accept the Rescission Offer and or whether we repurchase your Units. At present, we do not expect this suspension to last for more than 3 business days. See “Notice of Blackout Period” in the Prospectus for more information.
To help you further understand this offer, please review the Prospectus located at http://hr.dell.com/NR/rdonlyres/B382C81E-2213-40F5-
BA31-21D9C6958E42/0/RescissionCanadianS1.pdf .. A Rescission Offer Acceptance Form will be mailed to you at your home address. If you have not received the Rescission Offer Acceptance Form by August 11, 2008, please call the Dell Inc. Rescission Offer Call Center by dialing your country’s international long distance access code followed by 877-888-4601 to request a copy of the form. We urge you to review the Prospectus carefully before deciding whether or not to execute and return the Rescission Offer Acceptance Form.
The Rescission Offer deadline is September 26, 2008. If you want to accept the Rescission Offer, your acceptance form must be received at the address indicated on your acceptance form on or before this deadline.
We encourage you to read the entire Prospectus for complete information. If you have questions after reading this material, please call the Dell Inc. Rescission Offer Call Center by dialing your country’s international long distance access code followed by 877-888-4601, Monday through Friday between the hours of 8:00 a.m. and 8:00 p.m., U.S. Central Time.

[DELL LETTERHEAD]
August 8, 2008
Dear Retirement Plan Participant:
Enclosed please find the Rescission Offer Acceptance Form for the Group Retirement Savings Plan for the Employees of Dell Canada Inc. and the Deferred Profit Sharing Plan for Canadian Employees of Dell Canada Inc. Rescission Offer. You should have already received an email containing a link to a Prospectus which sets forth detailed information regarding the Rescission Offer, and which can be viewed on the Dell intranet at http://hr.dell.com/NR/rdonlyres/B382C81E-2213-40F5-BA31-21D9C6958E42/0/RescissionCanadianS1.pdf .. We urge you to review the Prospectus carefully before deciding whether or not to execute and return the Rescission Offer Acceptance Form. If you do not have access to the Dell intranet, you may request a copy of the Prospectus by calling the Dell Inc. Rescission Offer Call Center at the number below.
If you have questions after reading the materials or wish to request a copy of the Prospectus, please call the Dell Inc. Rescission Offer Call Center by dialing your country’s international long distance access code followed by 877-888-4601, Monday through Friday between the hours of 8:00 a.m. and 8:00 p.m., U.S. Central Time.